EXHIBIT 5

BAKER & DANIELS

300 North Meridian Street, Suite 2700

Indianapolis, Indiana 46204-1782

317.237.0300

Fax 317.237.1000

www.bakerdaniels.com

August 25, 2004

Anthem, Inc.

120 Monument Circle

Indianapolis, IN 46204

Ladies and Gentlemen:

We have acted as counsel to Anthem, Inc., an Indiana corporation (the “Company”), in connection with a Registration Statement on Form S-3 (File No. 333-101969) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”) relating to the offering of $200,000,000 aggregate principal amount of the Company’s Notes due 2007 (the “Notes”).

In furnishing this opinion, we have participated in the preparation and filing with the Commission of the Registration Statement, including the prospectus of the Company dated December 24, 2002 as supplemented by a prospectus supplement relating to the Notes (such prospectus and prospectus supplement, collectively the “Prospectus”). In addition, we have relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In this examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Indiana.

Anthem, Inc.	- 2 -	August 25, 2004

2. When the indenture (the “Indenture”) between the Company and the trustee thereunder (the “Trustee”) and a first supplemental indenture (the “First Supplemental Indenture”) to the Indenture between the Company and the Trustee have been duly executed and delivered by the Company and the Trustee and the Notes have been duly executed, authenticated, issued, delivered and paid for as contemplated by the Registration Statement and the Prospectus contained therein and in accordance with the Indenture and the First Supplemental Indenture, the Notes will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity (whether considered in a proceeding at law or in equity).

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated
August 25, 2004, which is incorporated by reference into the Registration Statement, and reference to us under the heading “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours very truly,

/s/ BAKER & DANIELS